Buenos Aires, March 10th, 2016

Results for the fiscal year and quarter ended on December 31st, 2015

Pampa Energía S.A. (‘Pampa’ or the ‘Company’) announces the results for the fiscal year and quarter ended on December 31st, 2015.

Stock Information

Pampa Energía S.A., the largest integrated electricity company in Argentina that, through its subsidiaries, participates in the generation, transmission and distribution of electricity, as well as natural gas transportation and production, announces the results for the fiscal year and quarter ended on December 31, 2015:

Consolidated sales revenues of AR$7,160.8 million[1] for the fiscal year ended on December 31, 2015, 15.4% higher than the AR$6,204.6 million for the fiscal year of 2014, primarily explained by increases of 8.7% (AR$197.8 million) in generation, 5.7% (AR$203.8 million) in distribution and 164.4% (AR$586.7 million) in oil and gas, partially offset by a decrease of 20.4% (AR$13.7 million) in holding and others segment.

Adjusted consolidated EBITDA[2] of AR$3,872.4 million for the fiscal year ended on December 31, 2015, compared to a AR$181.0 million loss for the fiscal year of 2014, mainly due to increases of AR$3,600.8 million in distribution and AR$671.0 million in oil and gas segment, partially offset by decreases of 8.0% (AR$81.1 million) in generation, 20.6% (AR$66.4 million) in transmission, AR$70.8 million in holding and others segment.

Consolidated profit of AR$3,848.8 million during the fiscal year ended on December 31, 2015, of which a profit of AR$3,065.1 million is attributable to the owners of the Company, compared to AR$743.2 million attributable to the owners of the Company in the fiscal year of 2014, explained by reported profits of AR$496.9 million in generation, AR$9.1 million in transmission[1], AR$59.1 million in distribution, AR$174.6 million in oil and gas and AR$2,235.3 million in the holding and others segment.

Buenos Aires Stock Exchange Ticker: PAMP
New York Stock Exchange Ticker: PAM 1 ADS = 25 ordinary shares

For further information, contact:

Ricardo Torres
Co-CEO

Gustavo Mariani
Co-CEO

Mariano Batistella
Planning and Investor Relations Officer

Lida Wang
Chief of Investor Relations

Tel +54 (11) 4809-9500
investor@pampaenergia.com
www.pampaenergia.com/ir

1 Under the International Financial Reporting Standards (‘IFRS’), we no longer consolidate the Transmission segment, and our net income in said segment is shown in the line ‘Results for participation in joint businesses’. For more information, please refer to section 4 of this Earnings Release.

2 Adjusted consolidated EBITDA represents the consolidated results for continuing activities before net financial results, income taxes, depreciation, amortization, one-time income and expenses, and non-controlling interests, including PUREE proceeds, other non-accrued collections, and other adjustments related to IFRS. For more information, please refer to section 4 of this Earnings Release.

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Main Results for the Fourth Quarter of 20153:

Consolidated sales revenues of AR$1,797.9 million for the quarter ended on December 31, 2015, 8.2% higher than the AR$1,662.0 million for the same period of 2014, mainly explained by increases of 4.8% (AR$40.8 million) in distribution and 189.5% (AR$222.3 million) in oil and gas, partially offset by reductions of 19.6% (AR$139.1 million) in generation and 14.1% (AR$3.4 million) in holding and others segment.

Adjusted consolidated EBITDA of AR$1,049.1 million, compared to AR$135.9 million loss for the same period of 2014, mainly due to increases of AR$1,211.2 million in distribution and 295.2% (AR$307.2 million) in oil and gas segment, partially offset by reductions of 53.9% (AR$202.8 million) in generation, AR$81.8 million in transmission and AR$48.8 million in holding and others.

Consolidated profit of AR$2,308.1 million, of which AR$2,061.8 million are attributable to the owners of the Company, compared to AR$728.0 million attributable to the owners of the Company in the same period of 2014, explained by reported earnings of AR$168.5 million in generation, AR$122.0 million in oil and gas and AR$2,039.0 million in holding and others, partially offset by a loss of AR$36.3 million in transmission and AR$231.4 million in distribution segment.

3 The financial information presented in this document for the quarters ended on December 31, 2015 and of 2014 are based on unaudited financial statements prepared according to the IFRS accounting standards in force in Argentina corresponding to the fiscal years ended on December 31, 2015 and 2014, and the nine-month periods ended on September 30, 2015 and 2014.

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1.     Relevant Events

1.1 |  Debt and Equity Transactions by Our Subsidiaries

1.1.1  Pampa Energía’s Corporate Bonds Global Program

On January 22, 2016, Pampa Energía’s Ordinary and Extraordinary General Meeting of Shareholders approved, among other considerations, the creation of a global non-convertible bond program up to US$500 million or its equivalent value in other currencies, as well as the bonds’ issuance under such program, at any time and up to the program’s maximum amount, either in one or more classes and/or series.

1.1.2  Capital Increase in Petrolera Pampa

On January 14, 2016, Petrolera Pampa’s General Ordinary and Extraordinary Meeting of Shareholders approved, among other considerations, a capital increase for up to AR$400 million through the issuance of new common shares in book-entry form with a par value of AR$1 each, each granting the right to one vote and entitlement to dividends as from their issuance date, to be publicly offered for subscription on conditions equal to those applicable to outstanding common shares in book-entry form at the time of issuance. The Shareholders' Meeting has vested in the Board of Directors the powers necessary for the implementation of such issuance and the conditions of issuance not determined by the Meeting, including, but not limited to, the determination of the time of issuance, form and/or payment conditions, as well as any other matters associated with such issuance.

The share issuance premium to be timely established by the Board of Directors will range from a minimum AR$25 to a maximum AR$40 per new share. Funds will be used for: (i) investing in physical assets located in Argentina; (ii) paying up working capital; (iii) refinancing liabilities; and/or (iv) making capital contributions to Petrolera Pampa’s subsidiaries or affiliates, which results shall be applied exclusively for such aforementioned purposes.

1.1.3  Corporate Bonds Issuance by Petrolera Pampa

Under the simple corporate bonds program for up to US$250 million or its equivalent value in other currencies, on February 3, 2016 Petrolera Pampa issued Series 7 for a par value of AR$309.9 million. Principal will be paid on a single bullet installment 18 months after the issuance date at a variable rate of Badlar plus 500 basis, payable on a quarterly basis.

1.2 |  Arbitration Award Regarding Central Térmica Loma de la Lata (‘CTLL’)

In relation to the arbitration award duly informed on June 19, 2015, by which CTLL was served with a favorable award, on December 3, 2015 CTLL and Isolux Corsan Argentina S.A., Tecna Estudio y Proyectos de Ingeniería S.A., Isolux Corsan Argentina S.A. - Tecna Estudio y Proyectos de Ingeniería S.A. Unión Transitoria de Empresas, Isolux Ingeniería S.A., Tecna Proyectos y Operaciones S.A. and Isolux Ingeniería S.A. - Tecna Proyectos y Operaciones S.A. Unión Temporal de Empresas (the ‘Contractors’) reached an agreement whereby the Contractors undertake to pay the amount of US$14.7 million, to be collected in full by CTLL on or before March 30, 2016.

As of the date of release of this Earnings Release, US$7.9 million have already been collected.

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1.3 |  Relevant Events Related to Empresa Distribuidora y Comercializadora Norte S.A. (‘Edenor’)

1.3.1  Application of the Cost Monitoring Mechanism (‘MMC’)

On November 30, 2015 and pursuant to Secretariat of Energy (‘SE’)’s Resolution No. 32/15, Edenor received from the Wholesale Electricity Market Administration Company (‘CAMMESA’) the amount of AR$283.0 million as a retroactive adjustment of income under such resolution for the May 2015 - October 2015 period resulting from the partial application of MMC-based adjustments, the index of which has been assessed at 7.2% by the National Electricity Regulator Entity (‘ENRE’). For the November 2015 - April 2016 period, the ENRE has determined a 9% increase, reaching a 16.9% cumulative growth.

As of December 31, 2015, Edenor has recorded income for higher costs in the amount of AR$551.5 million in its Financial Statements, out of which AR$186.6 million were offset with liabilities held with CAMMESA on March 2015.

7.5.4  Resolution No. 7/16 Issued by the Ministry of Energy and Mining (‘MEyM’)

On January 28, 2016, MEyM Resolution No. 7/16 was published in the Official Gazette, in which instructed the ENRE to make a distribution value added adjustment in the tariff schemes on account of the Integral Tariff Review (‘RTI’), as well as to carry out all necessary provisions to perform the RTI by December 31, 2016. Furthermore, this Resolution provided as follows:

i.       The cancellation of the Program for the Rational Use of Electric Power (‘PUREE’);

ii.      The abrogation of SE Resolution No. 32/15 as from the entry into force of the tariff schemes established by ENRE Resolution No. 1/16 on February 1, 2016;

iii.     The suspension, until receiving further instructions, of the loan agreements entered into between Edenor and CAMMESA; and

iv.     Pursuant to ENRE Resolution No. 2/16, the termination as from January 31, 2016 of the Trusts created pursuant to ENRE Resolution No. 347/12 (known as Fund for Electric Power Distribution Expansion and Consolidation Works, ‘FOCEDE’), instructing Edenor to open a current account with a banking institution authorized by the Central Bank of the Republic of Argentina for the deposit of the funds resulting from the application of the fixed amount to afford investments approved by the ENRE.

It should be pointed out that Edenor is taking all necessary steps to implement the measures and that preliminary calculations indicate that the effect of such tariff scheme on Edenor’s income is not significant compared to that of the system set out in SE Resolution No. 32/15, which was terminated on January 28, 2016.

1.4 |  Transener and Transba’s Instrumental Agreement

On November 25, 2015, Transener and Transba entered into the new loan agreements (the ‘New Agreements’) with CAMMESA, which stipulated the granting of financing in the amount of AR$509 million and AR$318 million to Transener and Transba, respectively, pertaining to:

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i.      The claims acknowledged by the SE and the ENRE on account of cost variations for the December 2014 - May 2015 period;

ii.      The amounts corresponding to the Additional investments provided for in the Addenda to the Renewal Agreements; and

iii.     Additionally, the assignment as guaranty of the credit claims for increased costs as of May 31, 2015 pursuant to the Agreement for the Renewal of the Instrumental Agreement with the purpose of paying off the amounts to be received within the scope of the executed New Loan Agreements.

1.5 |  Exercise of Warrants for the Purchase of Common Shares through Warrants Issuance Agreements Entered Into in 2006

On November 23, 2015, Company officers Marcelo Mindlin, Damián Mindlin, Gustavo Mariani and Ricardo Torres provided instructions for the exercise of all warrants timely issued under the Warrants Issuance Agreements dated on September 2006. Consequently, on December 1, 2015, Pampa issued 381,548,564 new common shares in the form of American Depositary Shares (‘ADS’) in consideration of these warrants' exercise price for a total amount of US$103.0 million pursuant to the provisions of the Warrants Issuance Agreements.

After the issuance, Pampa’s capital stock now consists of 1,695,859,459 common shares in book-entry form with a par value of AR$1 each and each granting the right to one vote. Both the capital increase as well as the public offering and the listing of the issued shares have been duly authorized by the National Securities Commission and the Buenos Aires Stock Exchange, respectively. It should be pointed out that there remains no officers' compensation agreement and/or instrument which may entail an additional dilution for the Company shareholders.

As of the date of release of this Earnings Release, the management held 20.8% of Pampa’s capital stock.

1.6 |  Acquisition of Petrobrás Argentina S.A.’s Capital Stock

Petroleo Brasileiro S.A. and the Company agreed to a 30-day exclusivity period, which could be extended for an additional 30-day period, to continue their advanced negotiations for the acquisition of Petrobras Argentina S.A.’s capital stock held by Petrobras Participaciones S.L., which represents 67.2% of the Petrobrás Argentina S.A.’s capital stock and voting rights.

The consummation of this transaction is subject to the successful negotiation of the terms and conditions and relevant definitive documents relating to the transaction, and the approval of such terms, conditions and documents by Petroleo Brasileiro S.A and the Company’s pertinent corporate bodies.

1.7 |  Launching of Negotiations for the Sale of TGS

Pursuant to the continuous assessment of Pampa Group’s corporate strategy and in the light of the possible incorporation of new assets, on March 9, 2016, the Company’s Board of Directors decided to start negotiations regarding the possible sale of its indirect interest in TGS.

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2.     Financial Highlights

2.1 |  Consolidated Balance Sheet (AR$ Million)

	As of 12.31.15	As of 12.31.14
ASSETS
Participation in joint businesses	223.9	226.9
Participation in associates	123.2	133.2
Property, plant and equipment	14,508.4	9,218.1
Intangible assets	734.2	872.4
Biological assets	1.9	1.9
Financial assets with a results changing fair value	2,578.2	963.0
Deferred tax assets	52.3	93.7
Trade receivable and other credits	1,169.4	954.8
Total non-current assets	19,391.4	12,464.0

Biological assets	0.2	0.2
Inventories	225.5	135.6
Financial assets with a results changing fair value	4,081.0	1,028.6
Financial derivatives	0.2	-
Trade receivable and other credits	4,934.6	2,903.4
Cash and cash equivalents	516.6	335.2
Total current assets	9,758.2	4,403.0

Total assets	29,149.6	16,867.0

	As of 12.31.15	As of 12.31.14
EQUITY
Share capital	1,695.9	1,314.3
Share premium	1,231.5	343.0
Statutory reserve	51.5	14.3
Voluntary reserve	977.8	271.8
Director's options reserve	-	266.1
Retained earnings	3,065.1	743.2
Other comprehensive result	(31.1)	(32.2)
Equity attributable to owners of the parent	6,990.6	2,920.4

Non-controlling interests	1,390.6	633.4

Total equity	8,381.2	3,553.8

LIABILITIES
Accounts payable and other liabilities	2,698.8	1,909.4
Borrowings	6,684.7	3,787.0
Deferred revenues	153.8	109.1
Salaries and social security payable	80.0	62.9
Defined benefit plan obligations	264.5	196.6
Deferred tax liabilities	591.6	470.6
Tax payable	388.5	281.2
Provisions	313.8	119.5
Total non-current liabilities	11,175.7	6,936.3

Accounts payable and other liabilities	6,652.5	4,536.5
Borrowings	1,307.7	783.6
Deferred income	0.8	0.8
Salaries and social security payable	887.0	725.3
Defined benefit plan obligations	46.1	26.8
Tax payable	610.1	231.9
Financial derivatives	18.1	47.9
Provisions	70.6	24.2
Total current liabilities	9,592.8	6,376.8

Total liabilities	20,768.4	13,313.1

Total liabilities and equity	29,149.6	16,867.0

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2.2 |  Consolidated Income Statements (AR$ Million)

	Full Year		4th Quarter

	2015	2014	2015	2014
Sales revenue	7,160.8	6,204.6	1,797.9	1,662.0
Cost of sales	(7,092.8)	(6,029.1)	(1,881.5)	(1,640.9)

Gross profit	68.0	175.6	(83.6)	21.1

Selling expenses	(972.7)	(713.4)	(296.9)	(209.4)
Administrative expenses	(1,239.4)	(837.5)	(429.6)	(246.8)
Other operating income	940.7	312.0	610.6	140.9
Other operating expenses	(754.4)	(447.1)	(333.9)	(197.1)
Recovery of property, plant and equipment impairment	25.3	88.4	-	-
Results for participation in joint businesses	9.3	34.2	(36.3)	26.4
Results for participation in associates	(9.9)	(1.6)	(8.2)	(1.3)

Operating income before higher cost recognition and SE Res. No. 32/15	(1,933.2)	(1,389.3)	(577.9)	(466.2)

Income Recognition on account of the RTI – SE Res. No. 32/15	5,025.1	-	1,215.4	-
Higher Cost Recognition – SE Res. No. 250/13 and subsequent Notes	551.5	2,271.9	364.9	1,536.4

Operating income	3,643.4	882.6	1,002.4	1,070.2

Financial income	348.5	440.5	142.4	188.3
Financial costs	(1,257.3)	(1,113.2)	(560.6)	(271.5)
Other financial results	1,701.0	420.1	1,524.9	193.9
Financial results, net	792.2	(252.6)	1,106.7	110.7

Profit before tax	4,435.6	630.0	2,109.1	1,180.9

Income tax and minimum expected profit tax	(586.8)	(100.4)	199.0	(68.9)

Net income for the period	3,848.8	529.5	2,308.1	1,112.0

Attributable to:
Owners of the Company	3,065.1	743.2	2,061.8	728.0
Non-controlling interests	783.7	(213.6)	246.3	384.0

Net income for the period attributable to the owners of the Company (AR$ per share):
Basic income per share	2.2760	0.5654	1.5687	0.5539
Diluted income per share	2.2760	0.5082	1.2810	0.4755

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3.     Summary of Operations

3.1 |  Generation Segment

	Hydroelectric		Thermal				Total
Summary of Electricity Generation Assets	HINISA	HIDISA	CTLL[1]	CTG[2]	CTP	CPB
Installed Capacity (MW)	265	388	645	361	30	620	2,309
Market Share	0.8%	1.2%	1.9%	1.1%	0.1%	1.9%	6.9%

Full Year
Net Generation 2015 (GWh)	538	367	2,582	1,682	152	2,737	8,057
Market Share	0.4%	0.3%	1.9%	1.3%	0.1%	2.0%	6.0%
Sales 2015 (GWh)	539	367	2,582	2,283	152	2,739	8,661

Net Generation 2014 (GWh)	516	322	3,421	1,528	131	3,090	9,008
Variation Net Generation 2015 - 2014	+4.3%	+13.8%	-24.5%	+10.0%	+15.7%	-11.4%	-10.6%
Sales 2014 (GWh)	549	351	3,502	2,124	131	3,144	9,802

Average Price 2015 (AR$ / MWh)	160.2	174.5	407.1	304.2	699.6	152.2	279.3
Average Gross Margin 2015 (AR$ / MWh)	22.4	(14.1)	322.7	111.4	n.d.	41.9	141.5
Average Gross Margin 2014 (AR$ / MWh)	20.6	(24.2)	228.8	102.4	n.d.	39.7	118.3

Fourth Quarter
Net Generation Q4 15 (GWh)	239	134	572	339	32	469	1,785
Market Share	0.7%	0.4%	1.7%	1.0%	0.1%	1.4%	5.4%
Sales Q4 15 (GWh)	239	134	572	476	32	470	1,922

Net Generation Q4 14 (GWh)	235	135	622	457	44	765	2,258
Variation Net Generation Q4 15 vs. Q4 14	+1.6%	-0.9%	-8.0%	-25.9%	-27.2%	-38.7%	-21.0%
Sales Q4 14 (GWh)	238	137	623	607	44	768	2,417

Average Price Q4 15 (AR$ / MWh)	135.7	158.7	500.6	230.8	699.6	158.9	287.5
Average Gross Margin Q4 15 (AR$ / MWh)	41.3	6.4	293.1	186.3	n.d.	(14.9)	138.4
Average Gross Margin Q4 14 (AR$ / MWh)	38.7	(1.9)	359.9	152.5	n.d.	27.0	146.1

Note: Gross Margin before amortization and depreciation. ¹ The installed capacity of CTLLL includes 165 MW of the combined cycle that began commercial operations on November 1, 2011. 2 Due to the merger of CTG with EGSSA and EGSSA Holding, CTG’s gross margin considers results for CTP.

The electricity generation for the fourth quarter of 2015 was 21.0% lower than for same period of 2014, mainly as a result of programmed maintenances at CPB (-296 GWh) as well as a lower gas supply by CAMMESA at CTG and CTLL (-118 GWh and -50 GWh, respectively).

These decreases were partially offset by a higher dispatch in HINISA (+4 GWh) due to higher water inputs, irrigation flow and pump activity. The generation in HIDISA marginally fell in comparison with Q4 14

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3.2 |  Distribution Segment

							Variation
Type of Customer	2015			2014			% GWh	% Clients
	In GWh	Part. %	Clients	In GWh	Part. %	Clients
Full Year
Residential	9,671	43%	2,467,757	9,114	43%	2,443,670	+6.1%	+1.0%
Commercial	3,706	17%	359,626	3,426	16%	349,763	+8.2%	+2.8%
Industrial	3,680	16%	6,706	3,431	16%	6,552	+7.3%	+2.4%
Wheeling System	4,200	19%	708	4,213	20%	710	-0.3%	-0.3%
Others
Public Lighting	688	3%	22	678	3%	22	+1.4%	-
Shantytowns and Others	435	2%	410	430	2%	404	+1.2%	+1.5%

Total	22,381	100%	2,835,229	21,292	100%	2,801,121	+5.1%	+1.2%

Fourth Quarter
Residential	2,267	42%	2,467,757	2,111	40%	2,443,670	+7.4%	+1.0%
Commercial	922	17%	359,626	887	17%	349,763	+3.9%	+2.8%
Industrial	934	17%	6,706	906	17%	6,552	+3.1%	+2.4%
Wheeling System	1,051	19%	708	1,080	21%	710	-2.7%	-0.3%
Others
Public Lighting	151	3%	22	149	3%	22	+1.9%	-
Shantytowns and Others	97	2%	410	94	2%	404	+3.1%	+1.5%

Total	5,422	100%	2,835,229	5,227	100%	2,801,121	+3.7%	+1.2%

The electricity sold in GWh during the fourth quarter of 2015 increased by 3.7% compared to the same period of 2014. Moreover, the number of clients of Edenor rose by 1.2%.

3.3 |  Holding and Others Segment

Oil & Gas Production	Oil (m3/d)				Gas ('000 m3/d)
	Ysur	Petrobras	YPF	Total	Ysur	Petrobras	YPF	Senillosa	Total
Full Year
2015	5.3	4.6	15.8	25.7	65.2	366.1	994.5	14.2	1,439.9
2014	9.3	3.9	2.9	16.1	90.7	365.1	355.7	-	811.5
Variation 2015 - 2014	-42.4%	+17.2%	+446.6%	+59.8%	-28.2%	+0.3%	+179.6%	n.a.	+77.4%

Fourth Quarter
Q4 15	3.1	4.0	25.8	32.9	58.4	368.4	1,620.8	13.5	2,061.1
Q4 14	7.3	4.9	3.5	15.7	77.0	379.0	469.2	-	925.3
Variation Q4 15 - Q4 14	-58.2%	-18.7%	+634.9%	+108.9%	-24.2%	-2.8%	+245.5%	n.a.	+122.8%

Note: Production amounts are adjusted by Petrolera Pampa’s ownership in each Agreements.

The oil and gas production during the fourth quarter of 2015 increased by 108.9% and 122.8%, respectively, compared to the same period of 2014, mainly due to Petrolera Pampa’s association with YPF.

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4.     Analysis of the Fourth Quarter 2015 Results Compared to the Same Period of 2014

Consolidated sales revenues of AR$1,797.9 million for the quarter ended on December 31, 2015, 8.2% higher than the AR$1,662.0 million for the same period of 2014, mainly explained by increases of 4.8% (AR$40.8 million) in distribution and 189.5% (AR$222.3 million) in oil and gas, partially offset by reductions of 19.6% (AR$139.1 million) in generation and 14.1% (AR$3.4 million) in holding and others segment.

Adjusted consolidated EBITDA of AR$1,049.1 million, compared to AR$135.9 million loss for the same period of 2014, mainly due to increases of AR$1,211.2 million in distribution and 295.2% (AR$307.2 million) in oil and gas segment, partially offset by reductions of 53.9% (AR$202.8 million) in generation, AR$81.8 million in transmission and AR$48.8 million in holding and others.

Consolidated profit of AR$2,308.1 million, of which AR$2,061.8 million are attributable to the owners of the Company, compared to AR$728.0 million attributable to the owners of the Company in the same period of 2014, explained by reported earnings of AR$168.5 million in generation, AR$122.0 million in oil and gas and AR$2,039.0 million in holding and others, partially offset by a loss of AR$36.3 million in transmission and AR$231.4 million in distribution segment.

Adjusted Consolidated EBITDA Calculation

In AR$ million	FY15	FY14	Q4 15	Q4 14
Consolidated operating income	3,643.4	882.6	1,002.4	1,070.2
Consolidated depreciations and amortizations	720.7	467.2	244.2	133.5
Consolidated EBITDA under IFRS standards	4,364.1	1,349.7	1,246.5	1,203.7

Adjustments from generation segment:
CTLL's collection from insurance compensation	-	(0.1)	-	-
CTLL's collection from contractors	(74.8)	-	(74.8)	-
Tax Recovery on Gross Income	-	(37.9)	-	-
Recovery of property, plant and equipment impairment	(25.3)	(88.4)	-	-
Adjustments from transmission segment:
Instrumental Agreement / Renewal Agreement	17.8	120.9	(61.7)	5.5
Consolidation effects from participation in joint businesses	229.6	168.4	91.3	43.2
Operating result from transmission segment	169.4	99.8	43.3	45.0
Depreciations and amortizations from transmission segment	45.4	43.2	11.8	10.9
Results for Fourth Line Project	23.9	59.5	-	13.8
Results for participation in joint businesses	(9.1)	(34.1)	36.3	(26.4)
Adjustments from distribution segment:
PUREE penalty system	25.6	482.9	-	130.7
Delay charges	46.1	43.3	11.5	10.8
Higher Cost Recognition – SE Res. No. 250/13 and subsequent Notes	(186.6)	(2,271.9)	-	(1,536.4)
Decrease on loans for higher salary costs/Reporting Adjustment - SE Res. No. 32/15	(495.5)	-	(48.1)	-
Adjustments from Oil and Gas segment:
Executive Compensation Agreement	176.9	50.5	91.5	5.3
Adjustments from holding and others segment:
Results for participation in associates	9.9	1.6	8.2	1.3
Profit from settlement of debt with arbitration rights	(215.4)	-	(215.4)	-

Consolidated adjusted EBITDA	3,872.4	(181.0)	1,049.1	(135.9)

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	10

4.1 |  Analysis of Generation Segment

	Fiscal Year			4th Quarter
Generation Segment, Consolidated (AR$ million)	2015	2014	∆ %	2015	2014	∆ %
Sales revenue	2,473.2	2,275.5	+8.7%	571.1	710.2	-19.6%
Cost of sales	(1,337.5)	(1,176.7)	+13.7%	(331.0)	(335.2)	-1.3%
Gross profit	1,135.8	1,098.8	+3.4%	240.0	374.9	-36.0%
Selling expenses	(23.5)	(17.9)	+31.0%	(7.9)	(6.8)	+15.7%
Administrative expenses	(262.7)	(200.0)	+31.3%	(68.8)	(63.9)	+7.8%
Other operating income	91.1	113.4	-19.6%	75.7	49.5	+52.9%
Other operating expenses	(79.2)	(73.5)	+7.7%	(26.2)	(12.1)	+115.7%
Recovery of property, plant and equipment impairment	25.3	88.4	-71.4%	-	-	NA
Operating income	886.8	1,009.1	-12.1%	212.9	341.7	-37.7%
Finance income	301.5	240.9	+25.1%	115.7	139.6	-17.1%
Finance costs	(357.5)	(310.8)	+15.0%	(110.7)	(111.7)	-0.9%
Other financial results	(88.6)	(82.3)	+7.7%	21.9	162.4	-86.5%
Profit before tax	742.2	857.0	-13.4%	239.8	532.0	-54.9%
Income tax and minimum expected profit tax	(192.4)	(224.1)	-14.1%	(47.4)	(188.0)	-74.8%
Net income for the period	549.8	633.0	-13.1%	192.4	344.1	-44.1%
Attributable to:
Owners of the Company	496.9	529.3	-6.1%	168.5	253.5	-33.5%
Non-controlling interests	52.9	103.6	-48.9%	23.9	90.6	-73.6%

Adjusted EBITDA	935.8	1,016.9	-8.0%	173.4	376.2	-53.9%

•         During the fourth quarter of 2015, the gross margin from our generation segment recorded a profit of AR$240.0 million, 36.0% lower than the same period of 2014, mainly due to a lower total energy dispatch (-473 GWh), partially offset by a rise in prices due to the updated higher remuneration scheme by the application of SE Resolution No. 482/15 and the nominal FX variation which impacts our Energía Plus and SE Resolution No. 220/07 power supply contracts.

•         Net operating costs marginally decreased 2.8% compared to the same period in 2014, mainly due to lower variable costs as a result of minor energy dispatch, as well as a lower gas consumption due to programmed mantainances at our CTLL’s steam turbine. Said effects were partially offset by a rise in labor costs.

•         The operating income in the fourth quarter of 2015 includes AR$74.8 million gain from CTLL’s award recognition during 2015 by Isolux4.

•         The profit from net financial results decreased by AR$163.4 million compared to Q4 14, recording a gain of AR$26.9 million, mainly due to a lower gain from the revaluation of the consolidated credits with CAMMESA and higher losses from net exchange rate differences, which are as a result of local currency’s devaluation against US Dollar. Said effects were partially offset by an increase in profit from the holding of financial instruments and interest accrued from CTLL’s arbitration award since 2012.

•         The adjusted EBITDA decreased 8.0% compared to the same period in 2014, mainly due to a lower electricity generation, partially offset by a better pricing remuneration in pesos. The adjusted EBITDA does not include the compensations from Isolux.

4 For more information, please see section 1.2 of this Earnings Release.

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	11

4.2 |  Analysis of Transmission Segment

	Fiscal Year			4th Quarter
Transmission Segment, Consolidated (AR$ million)	2015	2014	∆ %	2015	2014	∆ %
Sales revenue	973.4	738.4	+31.8%	302.2	248.9	+21.4%
Cost of sales	(666.0)	(539.7)	+23.4%	(213.9)	(179.7)	+19.1%
Gross profit	307.4	198.7	+54.7%	88.3	69.2	+27.6%
Administrative expenses	(125.6)	(91.8)	+36.8%	(41.5)	(27.5)	+50.6%
Other operating income	1.1	3.9	-70.7%	0.0	1.3	-99.9%
Other operating expenses	(13.5)	(11.4)	+18.1%	(3.6)	2.0	NA
Operating income	169.4	99.3	+70.6%	43.3	45.0	-3.8%
Finance income	193.8	226.1	-14.3%	73.6	60.8	+21.0%
Finance costs	(62.0)	(59.4)	+4.4%	(17.4)	(15.1)	+15.8%
Other financial results	(254.7)	(142.0)	+79.3%	(199.6)	(11.5)	NA
Profit before tax	46.5	124.0	-62.5%	(100.2)	79.2	NA
Income tax and minimum expected profit tax	(18.8)	(51.4)	-63.4%	34.2	(26.0)	NA
Net income for continuing operations	27.6	72.6	-61.9%	(66.0)	53.2	NA
Adjustment for non-controlling participation in joint businesses	(18.5)	(38.5)	-51.9%	29.7	(26.8)	NA
Net income for the period	9.1	34.1	-73.2%	(36.3)	26.4	NA
Attributable to:
Owners of the Company	9.1	34.1	-73.2%	(36.3)	26.4	NA
Non-controlling interests	-	-	NA	-	-	NA

Adjusted EBITDA	256.5	322.9	-20.6%	(6.7)	75.1	NA

•         The fourth quarter of 2015 includes sales of AR$241.7 million corresponding to the application of the Instrumental and Renewal Agreements signed by SE and ENRE, compared to AR$139.6 million in the same period of 2014.

•         The operating profit of our transmission segment marginally decreased by 3.8% (AR$1.7 million) compared to the fourth quarter of 2014, mainly due to a raise in labor costs, partially offset by a greater income from the Renewal Agreement.

•         The net financial results posted a loss of AR$143.3 million in Q4 15. The AR$177.6 million reduction compared to the same period of 2014 is mainly because of higher losses from net exchange rate differences, which are as a result of Argentine Peso devaluation against US Dollar, currency in which Transener’s financial debt is denominated. Moreover, transmission segment registered a lower accrual of interests in Q4 15, which correspond to the application of the Instrumental and Renewal Agreements, for an amount of AR$28.3 million compared to AR$38.9 million accrued during the same period of 2014.

•         The Adjusted EBITDA includes the difference between collected amounts and accrued sales corresponding to CAMMESA’s credit regarding the Instrumental Agreement. During Q4 15, the accrued sales were higher than the credit collections, recording a negative adjustment of AR$61.7 million, compared to the positive adjustment of AR$5.5 million registered in Q4 14. It is noteworthy that as from January 1, 2015 Transener stopped recording recurring financial income on the Fourth Line’s retroactive canon (AR$13.8 million in the Q4 14), being its operation and maintenance remuneration recorded as income.

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	12

4.3 |  Analysis of Distribution Segment

	Fiscal Year			4th Quarter
Distribution Segment, Consolidated (AR$ million)	2015	2014	∆ %	2015	2014	∆ %
Sales revenue	3,802.2	3,598.4	+5.7%	891.0	850.2	+4.8%
Cost of sales	(5,189.0)	(4,716.5)	+10.0%	(1,300.0)	(1,250.5)	+4.0%
Gross profit	(1,386.9)	(1,118.1)	+24.0%	(409.0)	(400.3)	+2.2%
Selling expenses	(833.4)	(658.9)	+26.5%	(232.0)	(197.2)	+17.6%
Administrative expenses	(711.9)	(510.3)	+39.5%	(228.3)	(169.6)	+34.6%
Other operating income	80.1	53.2	+50.6%	27.7	20.7	+33.5%
Other operating expenses	(584.3)	(319.2)	+83.0%	(264.9)	(155.8)	+70.0%
Results for participation in joint businesses	0.0	0.0	-83.5%	(0.0)	(0.0)	-56.5%
Operating income before higher cost recognition and SE Res. No. 32/15	(3,436.4)	(2,553.4)	+34.6%	(1,106.4)	(902.2)	+22.6%
Income Recognition on account of the RTI – SE Res. No. 32/15	5,025.1	-	NA	1,215.4	-	NA
Higher Cost Recognition – SE Res. No. 250/13 and subsequent Notes and SE Res. No. 32/15	551.5	2,271.9	-75.7%	364.9	1,536.4	-76.2%
Operating income	2,140.2	(281.5)	NA	473.8	634.2	-25.3%
Finance income	96.2	239.0	-59.7%	38.0	56.9	-33.2%
Finance costs	(577.0)	(692.5)	-16.7%	(335.0)	(134.1)	+149.8%
Other financial results	(870.3)	(528.1)	+64.8%	(701.7)	(19.8)	NA
Profit before tax	789.1	(1,263.1)	NA	(524.8)	537.2	NA
Income tax and minimum expected profit tax	(176.3)	161.8	NA	392.1	87.5	NA
Net income for the period	612.8	(1,101.4)	NA	(132.7)	624.7	NA
Attributable to:
Owners of the Company	59.1	(742.1)	NA	(231.4)	302.9	NA
Non-controlling interests	553.7	(359.2)	NA	98.7	321.8	-69.3%

Adjusted EBITDA	1,824.6	(1,776.2)	NA	517.9	(693.2)	NA

•         During Q4 15, net sales rose by 4.8% compared the same period of 2014, mainly due to higher electricity sales in GWh and to the application of ENRE Resolution No. 347/12 by which Edenor collected in Q4 15 an amount of AR$118.4 million.

•         Net operating costs, excluding energy purchases, rose by 18.3% compared to the fourth quarter of 2014, mainly explained by a rise in operating, labor and third party costs. The electricity purchases increased 2.0% during Q4 15 compared to Q4 14.

•         Operating income decreased by 25.3% compared to Q4 14, mainly because the rise in operating costs was higher than the application of SE Res. No. 32/15 and 250/12. During Q4 15, it was accrued income on account of a future RTI for AR$1,580.3 million: AR$1,028.2 million of additional income corresponding to the difference between tariff schedules, AR$139.1 million of additional income from PUREE, AR$364.9 million from MMC recognition and AR$48.1 million from a one-time accounting profit from higher salary expenses.

•         Net financial results decreased by AR$901.7 million in the Q4 15, posting a loss of AR$998.6 million, mainly due to higher losses from net exchange rate differences and interests from financial liabilities, as a result of 52% Peso depreciation against US Dollar, which is Edenor bond’s payment currency. Said effects were partially offset by a higher profit from the holding of financial instruments.

•         The adjusted EBITDA in Q4 15 for our distribution segment includes collections carried out by Edenor to its clients in concept late payment penalties for AR$11.5 million. The Adjusted EBITDA of the Q4 14 includes an adjustment for AR$130.7 million in concept of PUREE (previously recorded as a liability) and AR$10.8 million in late payment penalties.

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	13

4.4 |  Analysis of Oil and Gas Segment

	Fiscal Year			4th Quarter
Oil & Gas Segment, Consolidated (AR$ million)	2015	2014	∆ %	2015	2014	∆ %
Sales revenue	943.5	356.8	+164.4%	339.6	117.3	+189.5%
Cost of sales	(660.0)	(201.2)	+228.1%	(270.2)	(77.0)	+250.8%
Gross profit	283.5	155.6	+82.2%	69.4	40.3	+72.3%
Selling expenses	(115.7)	(36.5)	+217.3%	(57.1)	(5.4)	NA
Administrative expenses	(149.7)	(71.1)	+110.5%	(73.3)	(4.8)	NA
Other operating income	551.4	138.9	+297.1%	291.6	66.1	NA
Other operating expenses	(84.7)	(52.0)	+62.8%	(38.7)	(28.5)	+35.7%
Operating income	484.8	134.9	+259.4%	191.9	67.6	+183.7%
Finance income	11.9	12.9	-8.2%	4.6	4.6	-0.2%
Finance costs	(389.4)	(176.7)	+120.4%	(140.2)	(54.4)	+157.7%
Other financial results	408.0	123.0	+231.7%	305.7	(114.4)	NA
Profit before tax	515.3	94.2	NA	362.0	(96.5)	NA
Income tax and minimum expected profit tax	(163.6)	(10.2)	NA	(116.3)	40.2	NA
Net income for the period	351.7	83.9	NA	245.7	(56.3)	NA
Attributable to:				-	-
Owners of the Company	174.6	41.9	NA	122.0	(28.0)	NA
Non-controlling interests	177.1	42.0	NA	123.7	(28.3)	NA
				-	-
Adjusted EBITDA	937.3	266.4	+251.9%	411.3	104.1	+295.2%

•         In compliance with the IFRS standards, we began reporting a separate oil and gas segment, composed entirely by our subsidiary Petrolera Pampa.

•         In the Q4 15, the gross margin of our oil and gas segment increased by 72.3% compared to the same period of 2014, mainly explained by higher gas sales from our association with YPF in the Rincón del Mangrullo Block (+171.3%) and the effect of the nominal exchange rate variation in our sales price, partially offset by a higher wells’ amortization costs, higher gas production and transportation costs and royalties.

•         Other operating income registered an increase of AR$225.6 million, mainly due to an increase in the additional compensation received through the Natural Gas Excess Injection Encouragement Program Resolution No. 1/13.

•         Net financial results increased during the Q4 15 by AR$334.3 million compared to the same period of 2014, posting a profit of AR$170.1 million, mainly due to a higher gain in holdings of financial instruments and net exchange rate difference, partially offset by higher losses from interests in financial liabilities.

•         The adjusted EBITDA of our oil and gas segment rose by AR$307.2 million in the Q4 15 compared to the same period of 2014, mainly due to higher sales volume and the effect of the exchange rate variation in our sales price. Moreover, the adjusted EBITDA does not consider the compensation agreement for certain executives.

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	14

4.5 |  Analysis of Holding and Others Segment

	Fiscal Year			4th Quarter
Holding and Others Segment, Consolidated (AR$ million)	2015	2014	∆ %	2015	2014	∆ %
Sales revenue	53.6	67.2	-20.4%	20.9	24.4	-14.1%
Cost of sales	(2.3)	(2.0)	+14.1%	(0.6)	(0.2)	+166.6%
Gross profit	51.3	65.3	-21.4%	20.3	24.1	-15.9%
Selling expenses	(0.0)	(0.0)	-39.5%	(0.0)	0.0	NA
Administrative expenses	(130.7)	(81.5)	+60.5%	(63.5)	(26.4)	+140.3%
Other operating income	218.0	6.5	NA	215.5	4.6	NA
Other operating expenses	(6.2)	(2.3)	+165.3%	(4.1)	(0.7)	NA
Results for participation in associates	(9.9)	(1.6)	NA	(8.2)	(1.3)	NA
Operating income	122.4	(13.6)	NA	160.0	0.3	NA
Finance income	25.5	13.1	+94.8%	8.1	3.9	+107.9%
Finance costs	(20.1)	0.8	NA	1.3	11.9	-89.0%
Other financial results	2,251.9	907.5	+148.2%	1,898.9	165.7	NA
Profit before tax	2,379.8	907.8	+162.2%	2,068.3	181.8	NA
Income tax and minimum expected profit tax	(54.5)	(27.8)	+95.9%	(29.4)	(8.6)	+241.7%
Net income for the period	2,325.3	879.9	+164.3%	2,039.0	173.2	NA
Attributable to:
Owners of the Company	2,325.3	879.9	+164.3%	2,039.0	173.2	NA
Non-controlling interests	-	-	NA	-	-	NA

Adjusted EBITDA	(81.8)	(11.0)	NA	(46.9)	1.9	NA

•         During the fourth quarter of 2015, the gross margin from our holding and others segment fell by 15.9% compared to the same period of 2014, mainly explained by lower income from fees charged to our subsidiaries and higher labor costs.

•         Other operating income registered an increase of AR$211.0 million, mainly corresponding to the AR$215.4 million profit from the settlement of debt with arbitration rights, which was initiated by Enron Creditors Recovery Corp. and Ponderosa Assets LLP against the Argentine Republic before the ICSID. During September 2015, the condition stipulated in the loan agreement granted by TGS has been met, which required its compulsory cancellation through the full and unconditional assignment of all the ownership rights and liabilities under the arbitration proceeding.

•         Net financial results increased by AR$1,726.8 million in the Q4 15 compared to the same period of 2014, registering a AR$1,908.3 million gain, mainly due to higher profits from holdings of financial instruments and exchange rate difference in CIESA trust.

•         The adjusted EBITDA of our holding and others segment fell by AR$48.8 million in the Q4 15 compared to the same period of 2014, mainly due because costs increases outpaced income increases. The adjusted EBITDA does not consider earnings from participation in associates, related to our direct participation in PEPCA S.A., holding 10% of Compañía de Inversiones de Energía S.A. (‘CIESA’), the controlling shareholder of TGS.

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	15

4.6 |  Fiscal Year Analysis by Subsidiary (AR$ Million)

	Fiscal Year 2015				Fiscal Year 2014
Subsidiary	% Pampa	Adjusted EBITDA	Net Debt[2]	Net Income[4]	% Pampa	Adjusted EBITDA	Net Debt[2]	Net Income[4]
Generation Segment
Diamante	56.0%	(20.1)	(69.2)	11.3	56.0%	(20.0)	(27.4)	26.8
Los Nihuiles	47.0%	(9.0)	(31.6)	65.7	47.0%	5.1	(13.9)	163.2
CPB	100.0%	35.2	173.9	(17.7)	100.0%	65.8	30.3	180.9
CTG	90.4%	197.8	36.5	144.9	90.4%	154.8	130.9	54.4
CTLL[1]	100.0%	696.2	1,205.1	300.6	100.0%	708.0	1,171.7	129.0
Other companies, adjustments & deletions[3]		35.8	(530.2)	(8.0)		103.2	(359.9)	(25.0)
Total Generation		935.8	784.4	496.9		1,016.9	931.8	529.3

Transmission Segment
Transener	26.3%	522.2	921.8	52.2	26.3%	654.0	772.8	145.2
Consolidation adjustment 50%[3]		(261.1)	(460.9)	(26.1)		(327.0)	(386.4)	(72.6)
Adjustments & deletions[3]		(4.6)	(23.2)	(17.0)		(4.1)	(21.4)	(38.5)
Total Transmission		256.5	437.7	9.1		322.9	365.0	34.1

Distribution Segment
Edenor[1]	51.5%	1,912.7	820.4	1,142.4	51.5%	(1,761.1)	1,198.9	(779.7)
EASA[1]	100.0%	(65.0)	1,629.8	(523.3)	100.0%	5.5	1,019.9	(314.8)
Adjustments & deletions[3]		(23.1)	(1,741.6)	(560.0)		(20.6)	(946.6)	352.4
Total Distribution		1,824.6	708.6	59.1		(1,776.2)	1,272.2	(742.1)

Oil & Gas Segment
Petrolera Pampa	49.6%	937.3	1,859.2	351.7	49.7%	266.4	497.2	83.9
Adjustments & deletions[3]		-	-	(177.1)		-	-	(42.0)
Total Holding & Others		937.3	1,859.2	174.6		266.4	497.2	41.9

Holding & Others Segment
Pampa Energía (Stand-Alone)	100.0%	(72.3)	(996.6)	(137.3)	100.0%	(9.5)	558.7	(173.8)
Other companies & deletions[3]		(9.4)	(438.3)	2,462.6		(1.5)	(471.9)	1,053.8
Total Holding & Others		(81.8)	(1,434.9)	2,325.3		(11.0)	86.8	879.9

Deletions		-	(437.7)	-		-	(365.0)	-
Total Consolidated Amounts to the Owners of the Company		3,872.4	1,917.4	3,065.1		(181.0)	2,788.0	743.2

Total Adjusted by Ownership		2,359.1	689.5	3,065.1		388.3	1,966.3	743.2

1 Non - consolidated amounts. 2 Net debt includes holding companies and does not consider financing from CAMMESA in the generation segment. 3 The deletions in net debt correspond to inter-companies and debt repurchases, and in Transener’s case the deletion of 50% of its debt as it is consolidated proportionally. The deletions in net income mainly correspond to non-controlling interests. 4 CTLL, Edenor and EASA do not include results from its subsidiaries.

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	16

4.7 |  Quarterly Analysis by Subsidiary (AR$ Million)

	4th Quarter 2015				4th Quarter 2014
Subsidiary	% Pampa	Adjusted EBITDA	Net Debt[2]	Net Income[4]	% Pampa	Adjusted EBITDA	Net Debt[2]	Net Income[4]
Generation Segment
Diamante	56.0%	(4.3)	(69.2)	13.3	56.0%	(2.9)	(27.4)	22.6
Los Nihuiles	47.0%	2.2	(31.6)	23.7	47.0%	9.4	(13.9)	144.4
CPB	100.0%	(32.0)	173.9	(44.7)	100.0%	(13.1)	30.3	(6.1)
CTG	90.4%	60.7	36.5	56.9	90.4%	77.9	130.9	42.5
CTLL[1]	100.0%	130.7	1,205.1	127.0	100.0%	200.8	1,171.7	56.9
Other companies, adjustments & deletions[3]		16.1	(530.2)	(7.7)		104.1	(359.9)	(6.8)
Total Generation		173.4	784.4	168.5		376.2	931.8	253.5

Transmission Segment
Transener	26.3%	39.1	921.8	(98.4)	26.3%	152.4	772.8	104.5
Consolidation adjustment 50%[3]		(19.5)	(460.9)	49.2		(76.2)	(386.4)	(52.3)
Adjustments & deletions[3]		(26.3)	(23.2)	12.9		(1.1)	(21.4)	(25.9)
Total Transmission		(6.7)	437.7	(36.3)		75.1	365.0	26.4

Distribution Segment
Edenor[1]	51.5%	599.3	820.4	203.6	51.5%	(692.0)	1,198.9	664.0
EASA[1]	100.0%	(74.4)	1,629.8	(334.9)	100.0%	4.2	1,019.9	(37.6)
Adjustments & deletions[3]		(6.9)	(1,741.6)	(100.0)		(5.4)	(946.6)	(323.5)
Total Distribution		517.9	708.6	(231.4)		(693.2)	1,272.2	302.9

Oil & Gas Segment
Petrolera Pampa	49.6%	411.3	1,859.2	245.7	49.7%	104.1	497.2	(56.3)
Adjustments & deletions[3]		-	-	(123.7)		-	-	28.3
Total Holding & Others		411.3	1,859.2	122.0		104.1	497.2	(28.0)

Holding & Others Segment
Pampa Energía (Stand-Alone)	100.0%	(42.6)	(996.6)	17.2	100.0%	(1.2)	558.7	(32.5)
Other companies & deletions[3]		(4.3)	(438.3)	2,021.8		3.1	(471.9)	205.7
Total Holding & Others		(46.9)	(1,434.9)	2,039.0		1.9	86.8	173.2

Deletions		-	(437.7)	-		0.0	(365.0)	-
Total Consolidated Amounts to the Owners of the Company		1,049.1	1,917.4	2,061.8		(135.9)	2,788.0	728.0

Total Adjusted by Ownership		559.8	689.5	2,061.8		103.4	1,966.3	728.0

1 Non - consolidated amounts. 2 Net debt includes holding companies and does not consider financing from CAMMESA in the generation segment. 3 The deletions in net debt correspond to inter-companies and debt repurchases, and in Transener’s case the deletion of 50% of its debt as it is consolidated proportionally. The deletions in net income mainly correspond to non-controlling interests. 4 CTLL, Edenor and EASA do not include results from its subsidiaries.

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	17

5.     Information about the Conference Call

There will be a conference call to discuss Pampa and Edenor’s fourth quarter 2015 results on Friday March 11, 2016 at 10:00 a.m. New York Time / 12:00 p.m. Buenos Aires Time.

The hosts will be Mr. Leandro Montero, CFO of Edenor and Lida Wang, Chief of Investor Relations at Pampa. For those interested in participating, please dial 0800-444-2930 in Argentina, +1 (844) 854-4411 in the United States or +1 (412) 317-5481 from any other country. Participants of the conference call should use the identification password Pampa Energía / Edenor and dial in five minutes before the scheduled time. There will also be a live audio webcast of the conference at www.pampaenergia.com/ir.

Ortiz de Ocampo 3302 Edificio 4 C1425DSR Buenos Aires Argentina	Tel +54 (11) 4809-9500 investor@pampaenergia.com www.pampaenergia.com/ri	17